Exhibit 99.2
Alpha and Omega Semiconductor Limited
Prepared Remarks for the Investor Conference Call
for the Quarter Ended March 31, 2026

May 6, 2026

Steven Pelayo

Good afternoon, everyone, and welcome to Alpha and Omega Semiconductor’s conference call to discuss fiscal 2026 third quarter financial results. I am Steven Pelayo, Investor Relations representative for AOS. With me today are Stephen Chang, our CEO, and Yifan Liang, our CFO. This call is being recorded and broadcast live over the Web. A replay will be available for seven days following the call via the link in the Investor Relations section of our website.

Our call will proceed as follows today. Stephen will begin business updates including strategic highlights, and a detailed segment report. After that, Yifan will review the financial results and provide guidance for the June quarter. Finally, we will have the Q&A session.

The earnings release was distributed over wire today, May 6, 2026, after the market close. The release is also posted on the company's website. Our earnings release and this presentation include non-GAAP financial measures. We use non-GAAP measures because we believe they provide useful information about our operating performance that should be considered by investors in conjunction with the GAAP measures. A reconciliation of these non-GAAP measures to comparable GAAP measures is included in the earnings release.

We remind you that during this conference call, we will make certain forward-looking statements, including discussions of the business outlook and financial projections. These forward-looking statements are based on management's current expectations and involve risks and uncertainties that could cause our actual results to differ materially. For a more detailed description of these risks and uncertainties, please refer to our recent and subsequent filings with the SEC. We assume no obligations to update the information provided in today's call.

Now, I will turn the call over to our CEO, Stephen Chang. Stephen?

Stephen Chang (Chief Executive Officer)

Thank you, Steven. Welcome to Alpha and Omega’s fiscal 2026 Q3 earnings call. I will begin with a high-level overview of our results and then jump into segment details.

We delivered fiscal Q3 revenue results slightly above the midpoint of our guidance primarily reflecting strength in Advanced Computing, including AI, servers, and graphics cards, offset by softness in PC markets resulting from seasonality and memory shortage headwinds. Tablets also showed strong sequential growth, and the Communication segment was also better-than-expected driven by year-over-year growth from our Tier One US smartphone customer, offset by weaker demand in China.

Overall, total March quarter revenue was $163.8 million, down 0.5% year-over-year, and up 0.9% sequentially. Non-GAAP gross margin was 21.7%. Non-GAAP EPS was a loss of $0.28 per share.

Our strategy remains consistent, and we are executing well. As we have said, we believe the December and March quarters represent a bottom for both revenue and gross margin, reflecting the impact of near-term market conditions and supporting a more constructive outlook going forward.

March marks the third anniversary of my journey as CEO of AOS. When I stepped into this role in 2023, my goal was to steer our organization from a component-level supplier toward becoming a provider of application-specific total solutions—a move designed to push us past our $1 billion milestone toward a multi-billion-dollar future. At that time, we were just scratching the surface of potential opportunities in front of us; today, those opportunities have moved to the center of our business.

Over the past three years, we have successfully pivoted to higher-performance applications where we can expand BOM content and build durable competitive advantages. This strategy is translating into tangible results, particularly in Advanced Computing, where demand is broadening across AI data center applications. Specifically, we are gaining traction in high-performance medium-voltage MOSFETs used in hot-swap applications and intermediate bus converters, with increasing customer engagement and design activity expected to accelerate and contribute more meaningfully as we progress through calendar 2026.

We are actively expanding our medium-voltage capacity to support this growth, and our backlog provides us with good visibility. At the same time, we are seeing a broadening of both our solution set and customer base, extending beyond traditional GPU-centric platforms into a wider range of cloud and infrastructure deployments. This reinforces our confidence that Advanced Computing is becoming a more durable and increasingly important growth driver for the company.

As is broadly reported, memory supply constraints and price pressures represent growing headwinds for the second half of calendar 2026. Against this backdrop, we are using three primary levers to protect our growth:
•steady margin expansion through improved product mix
•further increases in BOM content, where our total solutions approach is enabling us to capture more value as seen in transitions to next-generation PC platforms such as Intel’s Panther Lake and higher charging current requirements in smartphones.
•continued disciplined investment to support the opportunities ahead. We have stepped up targeted R&D investments in areas where we are already seeing success, including power ICs, high-performance MOSFETs for AI and data center applications, and advanced solutions for smartphones. These investments are highly focused and aligned with clear customer roadmaps and design wins. While calendar 2026 may reflect some near-term variability, we are confident that the combination of expanding Advanced Computing opportunities, increasing BOM content across key end markets, and our continued execution will position us well for stronger growth as we exit 2026 and accelerate into 2027 and beyond.

With that, let me now cover our segment results and provide some guidance by segment for the next quarter.

Starting with Computing. March quarter revenue was up 2.1% year-over-year, and down 0.1% sequentially and represented 49.1% of total revenue. The segment results were slightly better than our original guidance of low single digit sequential decline. As I mentioned earlier, seasonal declines in PC markets were likely exacerbated by earlier pull-ins in calendar 2025 and potential demand impacts from rising memory pricing. Strength in Advanced Computing, including AI, servers, and graphics cards more than offset such decline, and combined, more than doubled sequentially, and increased more than 40% year-over-year. The strong growth resulted in Advanced Computing representing 25% of the Computing segment in the March quarter.

As mentioned before, we are seeing solid demand for our medium-voltage MOSFETs across an expanding list of applications and customer base that includes power supply providers, module makers, cloud service providers and major hyperscalers. We are shipping our high-performance MOSFET products into applications including intermediate bus converters that are now moving into the build phase at some leading ODMs for major hyperscale customers.

Looking ahead to the June quarter, we expect Computing segment revenue to increase low-to-mid single digits sequentially driven by strong AI and server demand in Advanced Computing, while PC-related revenue is largely stable, and tablets decline mostly due to seasonality, as well as increased capacity allocation to opportunities in smartphones.

We acknowledge that industry forecasts for the PC market continue to be revised lower, and we generally agree with that view, expecting some decline in calendar 2026. That said, we believe our performance should outpace the broader market, supported by continued increases in BOM content driven by our total solutions strategy. Near-term PC demand appears stable for the June quarter, but visibility into the second half of the calendar year remains limited given ongoing macro and component-related uncertainties.

In Advanced Computing, we continue to see strong momentum, with demand increasingly centered on our medium-voltage solutions supporting server and AI infrastructure. Importantly, we are seeing a broadening of both our customer base and application footprint, with growing engagement across multiple platforms. These solutions are being deployed across both GPU- and CPU-based architectures and are benefiting from the ongoing shift toward inference workloads, which are driving higher and more distributed power requirements. While we continue to view 48-volt to 12-volt intermediate bus architectures as the near-term standard that we are benefitting from today, we see this as a stepping-stone toward higher-voltage systems, including 800-volt architectures expected to begin emerging around 2027. In graphics, we expect a more muted environment in calendar 2026 given the current product cycle and allocation priorities, with the next major refresh opportunity tied to future platform transitions. Overall, we expect another quarter of strong sequential growth for Advanced Computing.

Turning to the Consumer segment, March quarter revenue was down 9.8% year-over-year and up 0.8% sequentially and represented 11.8% of total revenue. The results were below expectations for mid-single digit sequential growth as recovery in Gaming, following a sharp inventory correction in the December quarter, was offset by softness in Home Appliances. On a year-on-year basis, Wearables continue to see strong year-on-year growth driven by market share gains, new customer engagements, rising BOM content, and a broader mix of end applications.

For the June quarter, we expect Consumer segment revenue to remain relatively flattish sequentially.

•In Gaming, demand is tracking in line with our expectations as the current console cycle matures. While near-term production levels reflect seasonality as well, we remain closely engaged with our leading customer on their next-generation platform. We believe our established relationship and strength in high-performance power solutions position us well to participate more meaningfully as that platform ramps, with a greater impact expected beginning in 2028.
•Home Appliance demand remains relatively soft and continues to reflect a cautious consumer demand environment, with limited signs of near-term recovery. That said, we continue to see ongoing design activity that supports longer-term opportunities, particularly in emerging markets.
•Wearables are progressing through their typical seasonal patterns following recent strength, and we continue to benefit from solid customer engagement and a broadening mix of applications.

Next, let’s discuss the Communications segment, March quarter revenue was up 18.7% year-over-year and up 1.9% sequentially and represented 20.6% of total revenue.

The results were ahead of our expectations for a mid-single digit decline driven by strong year-over-year growth from our Tier One US smartphone customer and BOM content expansion, offset by softness in China due both to a weaker market and our prioritization toward premium models in the US.

Looking ahead to the June quarter, we expect the Communications segment to decline slightly sequentially, but sustain the high year-over-year growth rate experienced in the March quarter as demand from our Tier One U.S. smartphone customer remains robust.

As mentioned, we are prioritizing capacity for our Tier One U.S. smartphone customer in order to prepare for upcoming product cycles. We continue to benefit from strong positioning in premium models, where our differentiated silicon and packaging technologies for battery protection are enabling higher BOM content. In particular, increasing charging currents across new smartphone platforms are driving incremental content opportunities, reinforcing our ability to capture greater value per device.

At the same time, we remain mindful that rising memory pricing could impact overall smartphone demand, particularly in more price-sensitive segments and regions. However, we believe premium-tier demand will be more resilient, and our strategic focus on higher-end platforms positions us well to navigate this environment. As a result, we expect continued growth in calendar 2026 driven by both content expansion and sustained engagement with leading global smartphone customers.

Now, let’s talk about our last segment, Power Supply and Industrial, which accounted for 17.4% of total revenue and was down 13.1% year-over-year and up 5.3% sequentially. Overall, the results were in line with expectations for mid-single digit sequential growth as sequential growth in Quick Chargers and DC Fans more than offset continued sluggishness - both sequentially and year-on-year - in Solar, Power Tools and E-Mobility.

Looking ahead to the June quarter, we expect Power Supply and Industrial revenue to increase mid-single digits on a sequential basis primarily driven by momentum in e-mobility, particularly in the India market where we have built a solid backlog heading into the quarter. DC Fans also remain an area of strength, benefiting from continued demand tied to data center and AI infrastructure build-outs. Lastly, Power Tools are also forecast to increase modestly in the June quarter, however overall tool demand remains subdued.
In closing, as we move into the June quarter, we expect a return to sequential growth, along with margin expansion, supported by improving product mix and a greater contribution from higher-value applications, particularly within Advanced Computing.

We are seeing encouraging signs of traction in areas such as AI infrastructure, where demand is broadening across a wider set of applications and customers, and where our solutions are gaining adoption in both GPU- and CPU-based platforms. This momentum, combined with increasing BOM content across key end markets, positions us well as we enter the second half of the year, even as overall visibility remains somewhat limited.

At the same time, we are executing consistently against the strategy we have outlined. Our focus on becoming a provider of application-specific total solutions is enabling us to expand both our product portfolio and our customer reach. We are seeing tangible progress in Advanced Computing, where our medium-voltage and power IC solutions are addressing a growing range of use cases, and where our customer base continues to broaden across hyperscalers, cloud service providers, and platform partners. In parallel, we continue to benefit from structural drivers such as rising power requirements and increasing charging currents, which are driving higher BOM content in both computing and smartphone applications.

Looking across calendar 2026, we expect a dynamic environment, with some uncertainty in consumer-related demand, particularly given the impact of memory pricing on end markets such as PCs and smartphones. However, we believe these pressures will be partially offset by our increasing exposure to higher-performance, less price-sensitive segments, as well as our ability to capture greater value per system through our total solutions approach. Importantly, we are investing with discipline to support these opportunities, with targeted R&D focused on areas where we have clear differentiation, strong customer alignment, and a path to sustainable margin expansion.

As we look beyond 2026 and into 2027, we expect the benefits of these investments and design wins to become more pronounced as new programs ramp into production. The combination of expanding participation in Advanced Computing, increasing BOM content, and a broader and more diversified customer base are expected to drive stronger growth and improved profitability over time.

With that, I will now turn the call over to Yifan for a discussion of our fiscal third quarter financial results and our outlook for the next quarter. Yifan?

Yifan Liang (Chief Financial Officer)

Thank you, Stephen. Good afternoon, everyone and thank you for joining us.

Revenue for the March quarter was $163.8 million, up 0.9% sequentially and down 0.5% year-over-year.

In terms of product mix, DMOS revenue was $115.1 million, up 13.9% sequentially and up 7.7% over last year. Power IC revenue was $46.9 million, down 20.3% from the prior quarter and down 14.1% from a year ago. Assembly service and other revenue was $1.8 million, as compared to $2.5 million last quarter and $0.4 million for the same quarter last year.

Non-GAAP gross margin was 21.7%, compared to 22.2% last quarter and 22.5% a year ago. The quarter-over-quarter decrease was mainly impacted by lower utilization and higher operation costs.

Non-GAAP operating expenses were $44.3 million, compared to $41.3 million for the prior quarter and $39.7 million last year. The quarter-over-quarter increase was mainly due to higher R&D expenses.

Non-GAAP quarterly EPS was $0.28 loss, compared to $0.16 loss per share last quarter and $0.10 loss per share a year ago.

Moving on to cash flow. Operating cash flow was negative $8.3 million, compared to negative $8.1 million in the prior quarter and positive $7.4 million last year. In the March quarter working capital fluctuated by $14 million. EBITDAS excluding equity method investment income/loss was $5.9 million for the quarter, compared to $9.7 million last quarter and $14.7 million for the same quarter a year ago.

Now let me turn to our balance sheet.

We completed the March quarter with a cash balance of $190.3 million, compared to $196.3 million at the end of last quarter. In the March quarter we repurchased 214,000 shares for $4.2 million under our share buy-back program. We also repurchased 292,000 shares of employee restricted stock units (RSU) vested during the quarter for $6.2 million

Net trade receivables increased by $9.3 million sequentially. Days Sales Outstanding were 20 days for the quarter, compared to 25 days for the prior quarter.

Net inventory decreased by $1.1 million quarter-over-quarter. Average days in inventory were 139 days for the quarter, compared to 140 days for the prior quarter.

CapEx for the quarter was $12.1 million, compared to $15.0 million for the prior quarter. We expect CapEx for the June quarter to range from $15 million to $17 million.

With that, now I would like to discuss June quarter guidance.

We expect:

•Revenue to be approximately $168 million, plus or minus $10.0 million.
•GAAP gross margin to be 22.3%, plus or minus 1%. We anticipate non-GAAP gross margin to be 23%, plus or minus 1%.
•GAAP operating expenses to be $52.0 million, plus or minus $1.0 million. Non-GAAP operating expenses are expected to be $45.5 million, plus or minus $1.0 million.
•Interest income to be $1.0 million higher than interest expense, and
•Income tax expense to be in the range of $1.0 million to $1.2 million.

With that, we will now open the call for questions. Operator, please start the Q&A session.

Closing: Before we conclude, I’d like to highlight a few upcoming investor events. The management team will be participating in:
•B. Riley Securities 27th Annual Institutional Investor Conference on May 20 in Marina Del Rey, CA
•Stifel 2026 Boston Cross Sector 1x1 Conference on June 3 in Boston, MA, and
•Jefferies Semis, IT Hardware & Comm Tech Conference on August 26 in Chicago, IL.

If you wish to request a meeting, please contact the institutional sales representative at the sponsoring bank.

This concludes our earnings call today. Thank you for your interest in AOS, and we look forward to speaking with you again next quarter.

Special Notes Regarding Forward Looking Statements

This script contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management's judgment, beliefs, current trends, and anticipated product performance. These forward looking statements include, without limitation, statements relating to projected amount of revenues, gross margin, operating expenses, operating income, tax expenses, net income, noncontrolling interest, share-based compensation expenses and other financial forecasts, expected financial performance of market segments; our ability to capture market shares and increase BOM content; our ability to achieve growth in 2026 and 2027; expected seasonality and industry forecast; expected increase of Advance Computing market; ; business opportunities in A.I. and data centers, our expectations with respect to R&D investment and business strategy; our ability and strategy to develop new products; fluctuation in customer demand and market segments; anticipated market cycle and seasonality; and other information regarding the future development of our business. Forward looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, the state of semiconductor industry and seasonality of our markets; decline of the PC industry and our ability to respond to such decline; difficulties and challenges in executing our diversification strategy into different market segments; ordering pattern and seasonality; our ability to introduce or develop new and enhanced products that achieve market acceptance; the actual product performance in volume production, the quality and reliability of our product, our ability to achieve design wins, the general business and economic conditions, our ability to maintain factory utilization at a desirable level; and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2025 and other periodic reports filed by AOS. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements. All information provided in this press release is as of today's date, unless otherwise stated, and AOS undertakes no duty to update such information, except as required under applicable law.